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(e)(ii)(B)                                               Dated: December 1, 1995
                                                       Amended: January 30, 2001

                                    EXHIBIT A
                                       TO
                        ADMINISTRATIVE SERVICE AGREEMENT

                  This Agreement is adopted by Fifth Third Funds with respect to Investment C Shares of the following Funds of the Trust:

                               Investment C Shares
                               -------------------

                   Fifth Third U.S. Government Securities Fund
                          Fifth Third Quality Bond Fund
                         Fifth Third Quality Growth Fund
                            Fifth Third Mid Cap Fund
                            Fifth Third Balanced Fund
                       Fifth Third Ohio Tax Free Bond Fund
                      Fifth Third International Equity Fund
                         Fifth Third Equity Income Fund
                        Fifth Third Bond Fund For Income
                         Fifth Third Municipal Bond Fund
                            Fifth Third Pinnacle Fund
                           Fifth Third Technology Fund
                         Fifth Third Multicap Value Fund
                         Fifth Third Microcap Value Fund


                  In compensation for the services provided pursuant to this Agreement, FIFTH THIRD BANK will be paid a monthly fee computed at the annual rate of up to 0.25% of the average aggregate net asset value of the Investment C Shares of each applicable Fund held during the month.


         FIFTH THIRD FUNDS                    FIFTH THIRD BANK

         By:                                  By:
            --------------------------           --------------------------
            Jeffrey Cusick                    Name:
            Vice President                    Title: